Exhibit 99.1

December 23, 2013

ExOne Appoints Rainer Hoechsmann as Chief Development Officer

NORTH HUNTINGDON, Pa., Dec. 23, 2013 (GLOBE NEWSWIRE) — The ExOne Company (Nasdaq:XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced that Rainer Hoechsmann has been appointed as Chief Development Officer of ExOne. This newly established global position is in addition to his existing responsibility as General Manager of ExOne GmbH.

S. Kent Rockwell, Chairman and Chief Executive Officer of ExOne commented, “Rainer has been instrumental in the historical development of our machine technology. Establishment of this new leadership position recognizes our strategic emphasis on global coordination of further machine development going forward. We are pleased with the technological advances achieved thus far and recognize that enhancement opportunities exist to further increase penetration of the 3D direct metal and indirect sand casting industrial markets using our distinctive binder jetting technology.”

Rainer Hoechsmann was one of the founders of ExOne GbmH’s predecessor company, in 1999, and was named General Manager of ExOne GmbH upon its establishment in 2007. He is initiator, inventor and co-inventor of a wide range of international patents in 3D printing. Mr. Hoechsmann played a key role in the development of the Company’s S-Print 3D printing machine in 2004 and its first generation S-Max in 2009. Additionally, introduced in 2011, he and his team developed a process to manufacture high-strength cores based on heat cured phenolic resin. Having graduated in the field of automation engineering from the Technical University of Munich, he wrote his diploma dissertation about the development and manufacturing of a 3D printer to manufacture sand cores. During his career, he participated in the Global Leadership Seminar for International Leader Management at the Carnegie Bosch Institute for Applied Studies. Mr. Hoechsmann has obtained numerous awards, including the OCE Printing Award from OCE Printers AG, the Award for 3D Printing from the Technical University of Munich and the Start-Up Award to company founders from McKinsey & Company. He is a member of the Association of German Engineers.

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its seven production service centers (“PSCs”), which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: For more information, contact:

Media:

Nicole McEwen

Marketing Director

(724) 765-1328

nicole.mcewen@exone.com

Investors:

John Irvin

Chief Financial Officer

(724) 765-1310

john.irvin@exone.com

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com